Exhibit 99.1

CONTACTS: SOLERA NATIONAL BANCORP, INC. DOUGLAS CRICHFIELD, PRESIDENT & CEO (303) 937-6429 ROBERT J. FENTON, EVP & CFO (303) 202-0933
News Release

Solera National Bank Completes Deposit Acquisition;
Welcomes Liberty Savings Bank Customers

LAKEWOOD, Colo., June 10, 2013 -- Solera National Bancorp, Inc. (OTCQB:SLRK), announced today that its wholly-owned banking subsidiary, Solera National Bank, has completed the acquisition of customer deposits from Liberty Savings Bank, FSB, headquartered in Wilmington, Ohio. Solera assumed the checking, savings and money market deposits from Liberty's Lakewood branch. These deposits will now be housed in Solera's Lakewood, Colorado location.
"This transaction brings approximately 500 new accounts and over $6 million in core deposits to Solera and is a great fit for our expanding franchise," said Douglas Crichfield, President and CEO of Solera National Bancorp, Inc. "We worked very hard to make this a smooth transition and we welcome these new customers to the Solera family. We are dedicated to providing highly-personalized service along with a full range of banking products to meet their needs."
A welcome page has been set up on Solera National Bank's website exclusively to answer questions for the Liberty Savings Bank customers at http://www.solerabank.com/welcome, and two Open House events are scheduled for these customers on June 15th and June 22nd at Solera's main office located at 319 South Sheridan Boulevard, Lakewood, Colorado.

About Solera National Bancorp, Inc.
Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007. Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market. It prides itself in delivering personalized customer service - welcoming, inclusive and respectful - combined with leading-edge banking capabilities. The Bank is also actively involved in the community in which it serves. For more information, visit http://www.solerabank.com.